Exhibit 10.1

Amendment to Securities Purchase Agreement, dated May 5, 2014, among 4Licensing Corporation, Cleveland Capital, L.P. and Prescott Group Aggressive Small Cap Masterfund

This Amendment (this “Amendment”), dated as of May 5, 2014 and effective as of March 25, 2014, by and among 4Licensing Corporation (the “Company”), Cleveland Capital, L.P. (“Cleveland Capital”) and Prescott Group Aggressive Small Cap Masterfund, GP (“Prescott Group”), amends (i) Securities Purchase Agreement (the “Purchase Agreement”), dated as of March 25, 2014, by and among the Company, Cleveland Capital, Prescott Group and the guarantors signatory thereto; (ii) 4Licensing Corporation Promissory Note dated March 25, 2014 on behalf of Cleveland Capital (the “Cleveland Capital Note”); and 4Licensing Corporation Promissory Note dated March 25, 2014 on behalf of Prescott Group (the “Prescott Group Note”).  Capitalized terms used herein and not otherwise defined will have the meanings ascribed to such terms in the Purchase Agreement.

WHEREAS, pursuant to Section 6.9 of the Purchase Agreement, the Purchase Agreement may be amended in writing if signed by the Company and the Requisite Holders.

WHEREAS, Cleveland Capital and Prescott Group are the Requisite Holders.

WHEREAS, pursuant to Section 6.2 of the Cleveland Capital Note, Cleveland Capital may waive its rights under the Cleveland Capital Note, and the Cleveland Capital Note may otherwise be amended, in a writing if signed by Cleveland Capital.

WHEREAS, pursuant to Section 6.2 of the Prescott Group Note, Prescott Group may waive its rights under the Prescott Group Note, and the Prescott Group Note may otherwise be amended, in a writing if signed by Prescott Group.

NOW THEREFORE, in consideration of the premises and the mutual covenants contained in this Amendment and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the Company, Cleveland Capital and Prescott Group hereby agree as follows:

1.    Purchase Agreement.  Section 5.4(a) of the Purchase Agreement is hereby deleted in its entirety and replaced with the following:

“Prior to the Termination Date, if the Company shall issue shares of Common Stock (or securities exercisable or convertible into Common Stock) for a price per share that is less than the exercise price of the Warrants issued pursuant to Section 1.2 (a “Dilutive Issuance”), then the Company shall issue to each Buyer a Warrant (in substantially the form attached as Exhibit C but with an exercise price equal to the share price of the Dilutive Issuance) to purchase shares of Common Stock in an amount equal to: [((A) / (B)) – (C)] x (D), where:

(A) = such Buyer’s Subscription Amount;

(B) = the price per share of the Dilutive Issuance;

(C) = such Buyer’s Warrant Amount;

(D) = the percentage of the number of shares of Common Stock for which the Warrant issued to such Buyer pursuant to Section 1.2 may be exercised as of the Dilutive Issuance as compared to the number of shares of Common Stock for which such Warrant was initially exercisable for, giving effect to any adjustments pursuant to Section 3 thereof.”

2.    Cleveland Capital Note; Prescott Group Note.  (a) The first paragraph of Section 1.5 in each of the Cleveland Capital Note and the Prescott Group Note is hereby deleted in its entirety and replaced with the following:

“If the Company has not paid the Repayment Amount as of 5:00 p.m. (eastern time) on the Maturity Date, upon notice to the Company (the “Top-Up Notice”), the Holder may, in its sole discretion, elect to reduce all or a portion of the principal balance of this Note (the “Principal Offset Amount”) by receiving in lieu of cash, shares of the Company’s common stock (“Common Stock”) in amount equal to the Principal Offset Amount divided by the 30-Day VWAP on the date of the Top-Up Notice, rounded down to the nearest whole share.  The Holder’s rights under this Section 1.5 shall continue until the principal balance of this Note has been paid in full, whether with cash or with additional shares of Common Stock pursuant to this Section 1.5.  If the Holder has provided the Top-Up Notice, the Company may, in its sole discretion, elect to reduce all or a portion of the accrued and unpaid interest under this Note (the “Interest Offset Amount”) by paying in lieu of cash, shares of the Company’s common stock in an amount equal to the Interest Offset Amount divided by the 30-Day VWAP on the date of the Top-Up Notice, rounded down to the nearest whole share.  The Company’s rights under this Section 1.5 shall continue until all accrued and unpaid interest under this Note has been paid in full, whether with cash or with additional shares of Common Stock pursuant to this Section 1.5.  No fractional shares of Common Stock will be issued in connection with this Note.”

(b)  Section 5.1 in each of the Cleveland Capital Note and the Prescott Group Note is hereby deleted in its entirety and replaced with the following:

“Upon the occurrence of an Event of Default that is continuing, in addition to its rights under Section 1.5, the Holder may, at its option, declare the aggregate amount of principal and interest outstanding under this Note immediately due and payable by providing written notice to the Company; provided, that such demand will be in addition to all other rights and remedies of the Holder under this Note and under applicable law.”

3.    Full Force and Effect.  Except as amended hereby, all of the terms and conditions of (a) the Purchase Agreement, (b) the Cleveland Capital Note and (c) the Prescott Group Note will remain in full force and effect and will not be, or be deemed to be, waived, modified, superseded or otherwise affected by this Amendment.  This Amendment shall be effective as of May 2, 2014.

4.    Complete Agreement.  This Amendment, together with the Purchase Agreement, the Cleveland Capital Note and the Prescott Note, each as amended by this Amendment, and the other Transaction Documents constitute the entire agreement among the parties hereto with respect to the transactions contemplated hereby and supersede any prior understandings, agreements or representations by or among such parties, written or oral, that may have related in any way to the purchase and sale of the Notes and the Warrants.

5.    Headings.  The headings in this Amendment are included merely for convenience of reference only and shall not affect its meaning or interpretation.

6.    Counterparts.  This Amendment may be executed in any number of counterparts, each such counterpart which shall be deemed to be an original instrument and all of which counterparts together shall constitute one instrument.

7.    Severability.  In the event that any provision of this Amendment is determined to be invalid or unenforceable by a court of competent jurisdiction, the remainder of this Amendment shall remain in full force and effect without such provision.  In such event, the parties hereto shall in good faith attempt to negotiate a substitute clause for any provision declared invalid or unenforceable, which substitute clause shall most nearly approximate the intent of the parties hereto in agreeing to such invalid provision, without itself being invalid.

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IN WITNESS WHEREOF, the parties hereto have executed this Amendment as of May 5, 2014.

4LICENSING CORPORATION

By:	/s/ Bruce R. Foster
Name: Bruce R. Foster
Title: CEO

CLEVELAND CAPITAL, L.P.

By:	/s/ Wade Massad
Name: Wade Massad
Title: Co-Managing Member
Cleveland Capital Management L.L.C.
G.P. of Cleveland Capital L.P.

PRESCOTT GROUP AGGRESSIVE SMALL CAP MASTERFUND, GP

By:	/s/ Phil Frohlich
Name: Phil Frohlich
Title: Founder/Manager